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                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


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                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

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RJR NABISCO                                                       NEWS RELEASE

CONTACT:  Carol Makovich
            (212) 258-5785


                   RJR NABISCO COMMENT ON LACK OF COMMITMENT
                   -----------------------------------------

                    TO NABISCO SPIN-OFF BY BROOKE NOMINEES
                    --------------------------------------

New York, New York -- April 10, 1996 -- RJR Nabisco issued the following statement today, in response to Brooke Group's letter to shareholders denying that a number of its candidates for election to replace RJR Nabisco's board of directors may not be committed to an immediate spin-off Nabisco:

               "Contrary to statements made by Bennett LeBow and filed in Brooke Group's proxy materials during the period of the consent solicitation, a number of LeBow nominees refused to testify under oath that they were committed to an immediate spin-off of Nabisco."

               "The depositions, recently released by RJR Nabisco, were taken in January, 1996, in connection with a lawsuit currently pending against Bennett LeBow, regarding possible violations of SEC regulations. We are more than willing to let these nominees' words, taken under oath, speak for themselves."

         Representative findings and comments from the sworn testimony of the LeBow nominees include the following:

o Robert Frome did not commit to the Nabisco spin-off before joining the board slate. Mr. Frome said in his deposition testimony that he has never told Bennett LeBow that he would support a spin-off, but "I'm sure he assumes that I do." Mr. Frome said he had never received a report from a financial advisor relating to a spin-off of Nabisco and that he has never received a written or oral opinion regarding its legality.

o Rouben Chakalian initially said under oath that he joined the LeBow slate for "..no specific reason. Because I wanted to ... Because I know the tobacco business" and "really not" in connection with a spin-off. Later in his testimony, Mr. Chakalian then said he had told LeBow he would vote to support a spin-off.

o Arnold Burns stated that willingness to support a Nabisco spin-off was "absolutely not" required for LeBow's nominees.

o Barry Ridings said he had never analyzed the Nabisco spin-off and that he was not committed to a spin-off. In his deposition, Mr. Ridings says, "I have not guaranteed how I would vote on any matter -- any matter. I don't have any information yet that would ... fulfill the sort of obligations I have as a director to make that sort of a decision."

o Richard Lampen also indicated that he had not studied the spin-off and could not commit to the transaction. He said it was a decision that "...could only be taken after a full...review of all the issues. It's something that as a nominee I would have to exercise my fiduciary duties and understanding fully all of the issues relating to a potential spin-off, a process that I have not gone through."

o Similarly, Peter Strauss stated that he had not committed to support a spin-off proposal and William Starbuck said he had not committed to an immediate spin-off if elected a director of RJR Nabisco.

         For copies of a more detailed summary of the deposition testimony or copies of the depositions, please contact Julia Gusakova, RJR Nabisco, (212) 258-5782.

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